Exhibit 99.(a)(1)(J)

                    FORM OF ELECTRONIC REMINDER TO EMPLOYEES

[communication to be in email format]

Reminder -- Offer to Exchange Termination Date is Approaching

Our records indicate that you have not returned any Election Forms either accepting or declining PDI's recent offer to exchange certain of your options. Whether or not you elect to exchange any of your Eligible Options, you must either mark the "elect" or "do not accept" box on your Election Form, sign the Election Form and return it by fax to (201) 258- 9410.

ALL ELECTION FORMS MUST BE RECEIVED NO LATER THAN 5:00 P.M., EASTERN STANDARD TIME, ON WEDNESDAY, APRIL 30, 2003. IF YOU DO NOT RETURN AN ELECTION FORM, NONE OF YOUR ELIGIBLE OPTIONS WILL BE EXCHANGED AND YOUR ELIGIBLE OPTIONS WILL CONTINUE ON THEIR CURRENT TERMS.

If you have any questions, please send an email to exchangeplanadmin@pdi-inc.com.


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